Herbalife International, Inc.

Board of Directors
Presentation

February 1, 2002

BARRINGTON ASSOCIATES

INVESTMENT BANKERS

Scope of Engagement

SCOPE OF ENGAGEMENT

Process Overview

Subsequent to the termination of exclusivity with in mid-November 2001, Barrington Associates ("Barrington") formulated a set of guidelines to allow the Company to continue to explore its various strategic alternatives as follows:

Invitation to Management Presentations

Contact a defined universe of interested parties (including financial sponsors and select strategic parties) who either:

(i) approached Barrington, the Company or the Trust regarding an interest in possibly pursuing a transaction involving the Company's securities,

(ii) participated in prior discussions with the Company, or

(iii) had demonstrated a focus on MLM, wellness, nutrition, or food companies in prior investments or had stated that those areas were of significant interest as an investment focus.

Process Overview

Several other parties indicated an interest in the Company, but due to deficiencies in one or more areas, were not invited to management presentations.

Management Presentations

Invite approximately 10 qualified interested parties to attend separate management presentations to discuss, among others,

- the updated financial performance of the Company
- management's initiatives and the new 5-year plan

Barrington conducted four such meetings in December, seven in January and one is scheduled for this afternoon.

Process Overview

Follow-up Information

Provide each attending party

- a copy of the management presentation
- a binder of additional financial information on Herbalife
- an index of additional available information

To a varying extent, groups requested follow-on discussions and meetings with, and additional information from, the Company, facilitated by Barrington.

Indications of Possible Interest

Notify a select number of potential interested parties that February 8, 2002 is the deadline for providing the Company with preliminary indications of interest. Any such indications would then be evaluated by the Board of Directors and Barrington for potential further discussions, if the Board then deems it appropriate.

Process Update

Evaluation Factors

Barrington assessed each proposal based upon the following criteria:

- Valuation
- Certainty of financing
- Proposed timing
- Proposal terms and qualifications
- Current knowledge of Herbalife and MLM
- Flexibility and level of due diligence performed by sponsor and financing sources to date

PROCESS UPDATE

Presentation Attendee List

December 11th -

December 13th -

December 14th – Whitney and Company

December 19th -

January 8th -

January 9th -

January 11th – Golden Gate Capital

January 15th -

January 17th -

January 30th -

January 31st -

February 1st -

PROCESS UPDATE

Current Status

Group Name	*Requested Follow up Data*	*Held follow up calls with BA?*	*Additional calls or meetings with Management*	*Status*
	N/A	*N/A*	*N/A*	*Continuing Interest*
	No	*No*	*No*	*Passed*
	Yes	*Yes*	*No*	*Continuing Interest*
	Yes	*Yes*	*N/A*	*Continuing Interest*
	Yes	*Yes*	*Yes*	*Passed*
	Yes	*Yes*	*No*	*Continuing Interest*

PROCESS UPDATE

Current Status

Group Name	*Requested Follow up Data*	*Held follow up calls with BA?*	*Additional calls or meetings with Management*	*Status*
	No	*No*	*No*	*Passed*
Golden Gate Capital	*Yes*	*Yes*	*Yes*	*Continuing Interest*
	Yes	*Yes*	*Yes*	*Continuing Interest*
	No	*No*	*No*	*Passed*
	N/A	*N/A*	*N/A*	*Continuing Interest*
Whitney & Co.	*Yes*	*Yes*	*Yes*	*Continuing Interest*

Primary Topics Covered in Due Diligence

Financial

1. Minimum operating cash requirements
2. International tax structure
3. Debt capacity and optimal venue for placing debt
4. Attainability of 5-year plan
5. Cost saving opportunities
6. Capital expenditure requirements
7. Sales and profitability by market; focus on trends in top 10 markets

Primary Topics Covered in Due Diligence

Distributor Network

1. Turnover and churn history
2. Country-specific market trends
3. Understanding marketing plan payout structure
4. Understanding Herbalife's capability to mine distributor data
5. Expected results from distributor retention programs

Legal

1. Ephedra-related liabilities
2. Litigation history and potential exposures